Exhibit 99

Schlumberger Announces First-Quarter 2020 Results

•	Worldwide revenue of $7.5 billion decreased 9% sequentially and 5% year-on-year

•	International revenue of $5.1 billion decreased 10% sequentially, but increased 2% year-on-year

•	North America revenue of $2.3 billion decreased 7% sequentially and 17% year-on-year

•	GAAP loss per share, including charges of $5.57 per share, was $5.32

•	EPS, excluding charges, was $0.25

•	Cash flow from operations was $784 million and free cash flow was $179 million

•	Board approved quarterly cash dividend of $0.125 per share

HOUSTON, April 17, 2020—Schlumberger Limited (NYSE: SLB) today reported results for the first quarter of 2020.

First-Quarter Results

	(Stated in millions, except per share amounts)
	Three Months Ended			Change
	Mar. 31, 2020	Dec. 31, 2019	Mar. 31, 2019	Sequential	Year-on-year
Revenue	$7,455	$8,228	$7,879	-9%	-5%
Income (loss) before taxes - GAAP basis	$(8,089)	$452	$509	n/m	n/m
Pretax segment operating income*	$776	$1,006	$908	-23%	-15%
Pretax segment operating margin*	10.4%	12.2%	11.5%	-181 bps	-112 bps
Net income (loss) - GAAP basis	$(7,376)	$333	$421	n/m	n/m
Net income, excluding charges & credits*	$351	$545	$421	-36%	-17%
Diluted EPS (loss per share) - GAAP basis	$(5.32)	$0.24	$0.30	n/m	n/m
Diluted EPS, excluding charges & credits*	$0.25	$0.39	$0.30	-36%	-17%

North America revenue	$2,279	$2,454	$2,738	-7%	-17%
International revenue	$5,121	$5,721	$5,037	-10%	2%

North America revenue, excluding Cameron	$1,773	$1,907	$2,157	-7%	-18%
International revenue, excluding Cameron	$4,395	$4,892	$4,416	-10%	—

*	These are non-GAAP financial measures. See sections titled “Charges & Credits” and “Segments” for details.
n/m	= not meaningful

Schlumberger CEO Olivier Le Peuch commented, “First-quarter revenue of $7.5 billion declined 9% sequentially and 5% year-on-year as the unprecedented global health and economic crisis sparked by the COVID-19 pandemic increasingly impacted industry activity during the quarter. The effect of this was amplified late in the quarter by a new battle for market share between the world’s largest oil producers. This double black swan event created simultaneous shocks in oil supply and demand resulting in the most challenging environment for the industry in many decades.

“Customer spending and drilling activity in North America declined as oil prices slipped early in the quarter before falling abruptly in March. This resulted in a 7% sequential decrease in North America revenue to $2.3 billion as we accelerated our land strategy to high-grade our portfolio and resized our operational footprint. International activity, expected to be seasonally lower sequentially, suffered from COVID-19-related activity disruptions and initial customer spending cuts in response to falling oil prices. International revenue of $5.1 billion declined 10% sequentially.

“The sequential international revenue decline was led by lower winter activity in the Europe/CIS/Africa area, particularly in the Russia & Central Asia and the United Kingdom & Continental Europe GeoMarkets. Latin America area revenue also decreased, mainly due to reduced WesternGeco® multiclient seismic license sales. Middle East & Asia area revenue declined on lower product sales following strong year-end sales and a seasonal decline in activity. COVID-19-related activity disruptions during the quarter impacted our operations, particularly in China, Malaysia, Iraq, Italy, Romania, the United Kingdom, Gabon, Mozambique, Congo, Nigeria, Angola, and offshore North America.

“Looking beyond the sequential results for the quarter, our international business showed some resilience with year- on-year growth of 2% against the backdrop of an increasingly difficult operating environment. Growth was driven by six GeoMarkets—Russia & Central Asia, Saudi Arabia & Bahrain, Far East Asia & Australia, Northern Middle East, Latin America North, and Norway & Denmark. Despite the challenging environment, cash flow performance during the quarter was strong as we generated $784 million of cash flow from operations. This was more than double what we generated in the same quarter last year.

First-Quarter Revenue by Segment	(Stated in millions)
	Three Months Ended			Change
	Mar. 31, 2020	Dec. 31, 2019	Mar. 31, 2019	Sequential	Year-on-year
Reservoir Characterization	$1,311	$1,643	$1,459	-20%	-10%
Drilling	2,291	2,442	2,387	-6%	-4%
Production	2,703	2,867	2,890	-6%	-6%
Cameron	1,254	1,387	1,259	-10%	0%
Other	(104)	($111)	(116)	n/m	n/m

	$7,455	$8,228	$7,879	-9%	-5%

n/m = not meaningful

Certain prior period amounts have been reclassified to conform to the current period presentation.

“By business segment, first-quarter revenue for Reservoir Characterization fell 20% sequentially, due to seasonally lower sales of software and multiclient seismic licenses and reduced winter activity in the Northern Hemisphere. Customers began to cut both discretionary spending and activity toward the end of the quarter, significantly reducing exploration activity in several GeoMarkets. Drilling revenue declined 6% sequentially, mostly due to seasonal effects in the Northern Hemisphere. Production revenue also declined 6% sequentially, driven by lower Well Services activity and weaker Artificial Lift Solutions sales in the international markets, while OneStim® revenue grew 2% sequentially. Cameron revenue declined 10% sequentially, mostly due to lower revenue in Surface Systems and Valves & Process Systems from reduced North America land activity, while OneSubsea® revenue decreased due to lower project deliveries following the strong year-end sales of the previous quarter.

“The first quarter results include an $8.5 billion pretax charge primarily relating to the impairment of goodwill, intangible assets, and other long-lived assets. This charge, which is almost entirely non-cash, was driven by the significant decline in market valuations during March 2020.

“The operating environment that has now emerged is characterized by simultaneous shocks to both supply and demand. The spread of COVID-19 has caused more than 50 countries to implement lockdown measures affecting three billion people. Worldwide economic activity is falling sharply, and oil demand destruction is leading to an unprecedented supply-demand imbalance in the range of 20–30 million bbl/d. This is translating to near term uncertainties in activity and budget projections.

“At this time, customer feedback and our analysis indicate global capex spend is expected to decline by about 20% in 2020, with the largest share of the reduction affecting North America, which is estimated to drop by about 40%. In contrast, international E&P capex is expected to decline by about 15%. As it relates to customers,

Independents are expected to decrease their spending faster than IOCs, while NOCs have reduced the least to this point but might adjust following the recent OPEC+ agreement. FID sanctions are expected to fall back to trough levels of 2015, which would indicate project delays to 2021 and beyond.

“In this environment—the duration of which remains uncertain—we have planned for a range of scenarios and have taken a number of actions. To protect our workforce in the wake of COVID-19, we have taken the steps necessary to keep our people safe by supporting those affected, mandating that as many employees and contractors as possible work from home, and monitoring those who cannot do so and are required to be present at work. To reinforce our cost control and cash discipline, we are reducing our structural and variable costs, and restructuring our organization to match activity where necessary, including furloughing personnel, cutting salaries, lowering headcount, and closing facilities. In addition, our Board of Directors and executive officers have voluntarily agreed to reductions in their cash compensation. We have reduced our capital investment program by more than 30% and will allocate resources to the more resilient markets while remaining focused on capital stewardship and maintaining our commitment to a strong balance sheet.

“We are also leveraging three factors of our market differentiation. In North America, we have accelerated our land strategy to high-grade our portfolio and resize our operational footprint. Globally, we have emphasized our executional capability, operational resilience, and organizational agility. In new technology, we are using to the greatest extent the capabilities we have developed to support remote operations and are focusing on our digital strategy.

“In view of the uncertainty of the depth and extent of the contraction in oil demand due to the COVID-19 pandemic combined with the weaker commodity price environment, we have turned our strategic focus to cash conservation and protecting our balance sheet. We have therefore taken the prudent decision to reduce our dividend by 75%. The revised dividend supports Schlumberger’s value proposition through a balanced approach of shareholder distributions and organic investment, while providing the flexibility to weather the uncertain environment. This decision reflects our focus on our capital stewardship program as well as our commitment to maintain both a strong liquidity position and a strong investment grade credit rating that provides privileged access to the financial markets.

“The enormity of the task ahead will require levels of response and depths of resilience that have yet to be fully realized. Our immediate actions have been focused on those things we can control in protecting our business in an uncertain industry and global environment. We will continue to take the steps necessary to protect the safety and health of our people and pursue our desire to be the performance partner of choice for our customers. The future of our industry poses difficult challenges—for people and for the environment—but in challenge lies opportunity. Backed by the resilience and performance of our people, technology leadership, and financial strength, we believe we are well-placed to succeed as the industry recovers from this unprecedented downturn.”

Other Events

In January, Schlumberger completed the sale of its 49% interest in the Bandurria Sur Block in Argentina to Shell Argentina S.A. and Equinor. The net cash proceeds from this transaction, combined with the proceeds received from the divestiture of a smaller APS project, amounted to $298 million.

In February, Schlumberger issued EUR 400 million of 0.25% Notes due 2027 and EUR 400 million of 0.50% Notes due 2031. The notes were subsequently swapped into US dollars, with a weighted-average interest rate of 2.04%.

In April, Schlumberger’s Board of Directors determined that Mark G. Papa, its Chairman of the Board, is “independent” under the listing standards of the New York Stock Exchange and Schlumberger’s own director independence standards. The Board’s determination is effective as of April 1, following Mr. Papa’s retirement as chairman and chief executive officer of Centennial Resource Development, Inc.

In April, Schlumberger entered into a EUR 1.2 billion committed revolving credit facility. This one-year facility can be extended at Schlumberger’s option for up to an additional year. Schlumberger can potentially upsize this facility through syndication. No amounts have been drawn under this facility.

On April 16, 2020, Schlumberger’s Board of Directors approved a quarterly cash dividend of $0.125 per share of outstanding common stock, payable on July 9, 2020 to stockholders of record on June 3, 2020.

Consolidated Revenue by Area

	(Stated in millions)
	Three Months Ended			Change
	Mar. 31, 2020	Dec. 31, 2019	Mar. 31, 2019	Sequential	Year-on-year
North America	$2,279	$2,454	$2,738	-7%	-17%
Latin America	945	$1,028	992	-8%	-5%
Europe/CIS/Africa	1,751	$2,018	1,707	-13%	3%
Middle East & Asia	2,426	$2,674	2,338	-9%	4%
Other	54	$54	104	n/m	n/m

	$7,455	$8,228	$7,879	-9%	-5%

North America revenue	$2,279	$2,454	$2,738	-7%	-17%
International revenue	$5,121	$5,720	$5,037	-10%	2%

North America revenue, excluding Cameron	$1,773	$1,907	$2,157	-7%	-18%
International revenue, excluding Cameron	$4,395	$4,892	$4,416	-10%	—

n/m = not meaningful

Certain prior period amounts have been reclassified to conform to the current period presentation.

First-quarter revenue of $7.5 billion decreased 9% sequentially. North America revenue of $2.3 billion decreased 7% while international revenue of $5.1 billion decreased 10%.

North America

North America area consolidated revenue of $2.3 billion was 7% lower sequentially. Customer spending and drilling activity were lower as oil prices slipped early in the quarter before falling abruptly in March. US land rig count was 6% lower sequentially including a 15% drop in the last two weeks of March. North America land revenue declined 4% sequentially as we accelerated our land strategy to high-grade our portfolio and resized our operational footprint. In addition, Artificial Lift Solutions sales were lower and APS revenue decreased. OneStim revenue grew 2% as its scale-to-fit strategy successfully generated higher fleet utilization, however activity fell sharply in mid-March as customers cut their spending. We began to stack more frac fleets in response and reduced our active fleets by 27% during March.

North America offshore revenue decreased by 14% due to reduced multiclient seismic license sales. Cameron revenue was lower due to lower Surface Systems and Valves & Process Systems sales.

International

Consolidated revenue in the Latin America area of $945 million decreased 8% sequentially. This was primarily due to lower WesternGeco multiclient seismic license sales in Mexico, partially offset by strong exploration offshore activity in the Mexico Bay of Campeche. Integrated project activity on Mexico land was flat with the previous quarter. Revenue in the Latin America South GeoMarket was flat as Brazil revenue was higher due to additional deepwater rigs and increased frac activity in Argentina offset by lower Cameron revenue from reduced Surface Systems sales in Argentina. Revenue in the Latin America North GeoMarket was flat sequentially as the revenue increase from higher production in APS projects in Ecuador was partially offset by lower Colombia revenue due to COVID-19- related lockdowns.

Europe/CIS/Africa area consolidated revenue of $1.7 billion decreased 13% sequentially, mainly due to the onset of winter in the Russia & Central Asia GeoMarket that impacted all Technologies. Revenue in the UK & Continental Europe and the Norway & Denmark GeoMarkets was seasonally lower due to reduced software and product sales, decreased drilling activity, extreme winter weather, and COVID-19-related disruptions particularly on offshore projects. Revenue in the Sub-Sahara Africa GeoMarket fell sequentially due to decreased product sales and lower exploration activity in Gabon, Angola, and West Africa from reduced IOC spending, exacerbated by COVID-19- related disruptions. Cameron revenue also declined due to the temporary closure of manufacturing facilities in Italy caused by COVID-19-related disruption that impacted Valves & Process Systems.

Consolidated revenue in the Middle East & Asia area of $2.4 billion decreased 9% sequentially, primarily from lower revenue in the Far East Asia & Australia GeoMarket due to winter weather in China. This was exacerbated by COVID-19-related disruptions that impacted land activity, while offshore operations were relatively unaffected. Revenue in Australia was higher from strong offshore activity, partially offset by reduced activity due to offshore cyclones and onshore bushfires. Eastern Middle East GeoMarket revenue was lower due to reduced software and product sales and decreased Well Construction Services (WCS) project activity in Iraq that was also impacted by COVID-19-related disruptions. WCS revenue from lump-sum turnkey (LSTK) projects in Saudi Arabia was lower following the strong activity and the delivery of additional wells in the fourth quarter. WCS revenue in India was also lower due to reduced drilling activity. Cameron revenue declined mostly in the North Middle East and South East Asia GeoMarkets. This was due to lower OneSubsea and Drilling Systems revenue, exacerbated by the temporary closure of manufacturing facilities in Malaysia caused by COVID-19-related disruption.

Reservoir Characterization

	(Stated in millions)
	Three Months Ended			Change
	Mar. 31, 2020	Dec. 31, 2019	Mar. 31, 2019	Sequential	Year-on-year
Revenue	$1,311	$1,643	$1,459	-20%	-10%
Pretax operating income	$184	$368	$281	-50%	-35%
Pretax operating margin	14.0%	22.4%	19.3%	-839 bps	-525 bps

Certain prior period amounts have been reclassified to conform to the current period presentation.

Reservoir Characterization revenue of $1.3 billion, 84% of which came from the international markets, decreased 20% sequentially. This was due mainly to seasonally lower sales of software and multiclient seismic licenses and reduced winter activity in the Northern Hemisphere, although customers began to cut both discretionary spend and activity toward the end of the quarter. This affected exploration activity in several GeoMarkets. Wireline revenue was lower due to the effects of the seasonal winter decline in the Russia & Central Asia GeoMarket and the North Sea. Offshore exploration was reduced in China, Mozambique, Gabon, Angola, and the US Gulf of Mexico with activity also affected by COVID-19-related disruptions. Multiclient seismic license sales in both the Mexico Bay of Campeche and the US Gulf of Mexico were also lower. Seasonally lower Software Integrated Solutions (SIS) software sales, mainly in the Europe/CIS/Africa and the Middle East & Asia areas, also contributed to the decline in revenue.

Reservoir Characterization pretax operating margin of 14% fell 839 bps sequentially due to seasonally lower revenue from Wireline in the Russia & Central Asia GeoMarket and the North Sea, and from decreased exploration activity in several GeoMarkets. Lower sales of SIS software and WesternGeco multiclient seismic licenses also contributed to the sequential margin contraction.

Drilling

	(Stated in millions)
	Three Months Ended			Change
	Mar. 31, 2020	Dec. 31, 2019	Mar. 31, 2019	Sequential	Year-on-year
Revenue	$2,291	$2,442	$2,387	-6%	-4%
Pretax operating income	$285	$303	$307	-6%	-7%
Pretax operating margin	12.4%	12.4%	12.9%	2 bps	-42 bps

Drilling revenue of $2.3 billion, 75% of which came from the international markets, decreased 6% sequentially due to seasonality effects in the Northern Hemisphere. US land rig count was 6% lower sequentially including a 15% drop in the last two weeks of March. Revenue was also lower, particularly in Bits & Drilling Tools, due to the divestiture of the businesses and associated assets of DRILCO, Thomas Tools, and Fishing & Remedial Services (Drilling Tools businesses) consistent with our capital stewardship strategy of high-grading the business portfolio. WCS revenue from LSTK projects in Saudi Arabia was lower following the strong activity and the delivery of additional wells in the fourth quarter. WCS revenue in India was also lower due to reduced drilling activity.

Drilling pretax operating margin of 12% was resilient, as it remained flat with the previous quarter despite the sequential revenue decline. Although margins were seasonally lower in Russia and the North Sea, they were offset by improved margins in the Americas. Improved profitability in Latin America and in North America land was boosted by the divestiture of the Drilling Tools businesses, which were previously dilutive to margins, while margins on WCS contracts in the Middle East and India combined, proved resilient.

Production

	(Stated in millions)
	Three Months Ended			Change
	Mar. 31, 2020	Dec. 31, 2019	Mar. 31, 2019	Sequential	Year-on-year
Revenue	$2,703	$2,867	$2,890	-6%	-6%
Pretax operating income	$212	$253	$217	-16%	-2%
Pretax operating margin	7.8%	8.8%	7.5%	-98 bps	32 bps

Production revenue of $2.7 billion, 61% of which came from the international markets, declined 6% sequentially. This was driven by lower Well Services activity and weaker Artificial Lift Solutions sales in the international markets. Revenue also declined as we accelerated our land strategy to high-grade our business portfolio in North America land, such as by exiting from the coiled tubing services business. OneStim revenue grew 2% as its scale-to-fit strategy successfully generated higher fleet utilization, however activity fell sharply in mid-March as customers cut their spending. We began to stack more frac fleets in response and have reduced our active fleets by 27% during March.

Production pretax operating margin of 8% contracted by 98 bps sequentially due to reduced profitability in North America while international margins were flat despite lower revenue. Although margins were seasonally lower in Russia and the North Sea, these were fully offset by improved margins in Latin America. In North America, APS margin contracted due to lower oil prices, but this was partially mitigated by our exit from the dilutive coiled tubing services business. OneStim margin was flat sequentially.

Cameron

	(Stated in millions)
	Three Months Ended			Change
	Mar. 31, 2020	Dec. 31, 2019	Mar. 31, 2019	Sequential	Year-on-year
Revenue	$1,254	$1,387	$1,259	-10%	0%
Pretax operating income	$121	$126	$148	-4%	-18%
Pretax operating margin	9.7%	9.1%	11.8%	57 bps	-209 bps

Certain prior period amounts have been reclassified to conform to the current period presentation.

Cameron revenue of $1.3 billion, 58% of which came from international markets, decreased 10% sequentially mostly due to lower revenue in North America from the short-cycle businesses of Surface Systems and Valves & Process Systems. OneSubsea revenue decreased due to lower project deliveries following the strong year-end sales of the previous quarter. International revenue declined 12% sequentially while North America revenue declined by 7% on weaker land activity. International revenue was lower due to the temporary closure of manufacturing facilities in Italy and Malaysia caused by COVID-19-related disruptions. These closures impacted OneSubsea, Surface Systems, and Valves & Process Systems activity.

Cameron pretax operating margin of 10% improved by 57 bps sequentially, despite the 10% drop in revenue. This was driven by this quarter’s favorable mix in the OneSubsea portfolio, which was partially offset by reduced profitability in Drilling Systems and Surface Systems.

Quarterly Highlights

Schlumberger is leading the development of Digital solutions to increase performance across the E&P value chain. Deploying these solutions in the current challenging industry environment can help customers maintain business continuity for their teams worldwide. Examples of this during the quarter included:

•

The enterprise-wide deployment of the DELFI* cognitive E&P environment through a seven-year technology collaboration with Woodside Energy, announced in August 2019, has been accelerated to enable remote working during the COVID-19 pandemic. Deployment for a Woodside international asset team based in the UK that was scheduled for the end of 2020 was completed March 20th, taking less than a week to finalize via close collaboration between Woodside and Schlumberger teams.

•

Schlumberger and the Egyptian Ministry of Petroleum together introduced the Egypt Upstream Gateway, a unique and innovative national project for digitizing subsurface information and delivering a Digital platform to keep Egypt’s subsurface data evergreen. The Egypt Upstream Gateway will leverage the GAIA* digital subsurface platform and provide additional value-added solutions—enabled by Digital technology and domain expertise—using the DELFI E&P cognitive environment capabilities and technologies.

Our commitment to environmental, social, and governance (ESG) considerations and the responsible management of resources—natural, human, and economic—is defined by the Schlumberger Global Stewardship program. This is supported by fit-for-basin technologies that can help customers achieve their own ESG goals, lowering their carbon footprint by reducing CO2 emissions. During the quarter, examples included:

•

In North America land, OneStim deployed StimCommander Pumps* automated and intelligent rate and pressure control in all major shale plays, totaling more than 69,000 stages and exceeding 140,000 pumping hours. Many customers have reduced pumping times due to more efficient operations, resulting in lower fuel consumption and a reduced carbon footprint. In 2019, the use of StimCommander Pumps control in all North American OneStim operations reduced diesel fuel consumption by more than 500,000 galUS, representing a CO2 reduction of at least 5,000 t.

•

Schlumberger developed a fit-for-basin solution for BP Oman to achieve a significant reduction in CO2 emissions to clean up and produce gas from the Khazzan Field after fracturing. Modifications and design were performed through the Schlumberger RapidResponse* customer-driven product development process. In 2019, the solution was applied to 10 wells for flowback to clean up for production and reservoir testing. The result is a reduction in CO2 emissions of more than 80,000 t, equivalent to removing 18,000 cars from the road for one year.

The deployment of performance-based business models and fit-for-basin technologies further differentiate Schlumberger within the industry. A few examples of this included:

•

In the US Gulf of Mexico, WCS drilled and completed eight wells for Shell on the Vito project and reduced the average AFE by 15%. Key technologies deployed for this deepwater project included the PowerDrive Orbit* rotary steerable system, AxeBlade* ridged diamond element bit, and RheGuard* flat rheology drilling fluid system. These results are from an integrated performance-based contract that delivered the project ahead of schedule.

•

In the Cygnus Field offshore UK, Drilling & Measurements deployed the GeoSphere HD* high-definition reservoir mapping-while-drilling service and the PeriScope HD* multilayer bed boundary detection service for Neptune in a very low resistivity and thinly bedded environment that exhibited very little variation in resistivity. These fit-for-basin technologies helped Neptune understand the complexities of the reservoir in real time and place the horizontal well in the most productive intervals to maximize reservoir contact and recovery.

•

In the Williston Basin, OneStim deployed fit-for-basin technologies during a multiwell campaign for Lime Rock Resources to mitigate negative well interference, which increased incremental oil production by 41% in the first five months compared with nearby existing parent wells. Optimizing the BroadBand Shield* fracture geometry control service and WellWatcher Stim* stimulation monitoring service confirmed the elimination of negative well interference, resulting in savings of more than $2.1 million in well cleanup costs.

This quarter’s contract awards reflect the diversity of our business models in different basins around the globe, including offshore subsea integration, multiclient seismic, digital enablement, and alignment with in-country value.

•

Equinor awarded Subsea Integration Alliance an exclusive contract for the front-end engineering design (FEED) on its Bacalhau (formerly Carcará) project offshore Brazil. The contract is based on a two-step award. The FEED and preinvestment are starting now, with an option for the execution phase under a lump- sum turnkey setup that includes engineering, procurement, construction, and installation for the entire subsea umbilicals, risers, and flowlines and subsea production systems scope. Option for the contract is subject to Equinor’s planned investment decision for the Bacalhau project in late 2020. The field development will include 19 wells.

•

Following the successful Amendment Phase 1 project acquired in Mississippi Canyon in 2019, TGS and Schlumberger announced the second phase of their ultralong-offset node project in the US Gulf of Mexico. The next phase will extend the footprint of ultralong-offset data to the Northern Green Canyon protraction area and will be called Engagement. Acquisition of the project, which is supported by industry prefunding, is expected to commence in the second quarter of 2020 with final data available in 2021.

•

OMV Upstream and Schlumberger signed a memorandum of understanding (MOU) via video conference for a strategic partnership to further support OMV’s digital program called DigitUP, by using the DELFI cognitive E&P environment. OMV seeks to reduce the planning time for production wells by 90% by the end of 2022 and reduce the development phase of projects to 25% of current practice by 2025. The MOU details the technical scope and timelines of 12 pilots to be executed during a due diligence phase from April to November 2020.

•

Schlumberger opened a world-class manufacturing center in King Salman Energy Park that supports Saudi Aramco’s In-Kingdom Total Value Add (IKTVA) program to promote economic growth. The center will manufacture various technologies including liner hangers and packers, in addition to isolation valve technologies such as GROVE* valves and ORBIT* rising stem ball valves, to help improve the efficiency of oil and gas operations in Saudi Arabia and neighboring countries.

•

International Maritime Industries—a joint venture between Saudi Aramco, Lamprell Energy Limited (LEL), Bahri, and Hyundai Heavy Industries—through its stakeholder LEL awarded Schlumberger a contract for two complete jack-up rig drilling packages to drill wells offshore Saudi Arabia. The rigs will be owned and operated by ARO Drilling, a joint venture between Valaris and Saudi Aramco. These are the first jack-ups to be ordered worldwide in the last five years. Delivery is expected in Q2 2021. The award supports Saudi Aramco’s IKTVA program to promote economic growth.

Financial Tables

Condensed Consolidated Statement of Income (Loss)

	(Stated in millions, except per share amounts)

	Three Months
Periods Ended March 31,	2020	2019
Revenue	$7,455	$7,879
Interest and other income	39	14
Expenses
Cost of revenue	6,624	6,952
Research & engineering	173	173
General & administrative	127	112
Impairments & other (1)	8,523	—
Interest	136	147

Income (loss) before taxes	$(8,089)	$509
Tax (benefit) expense (1)	(721)	79

Net income (loss) (1)	$(7,368)	$430
Net income attributable to noncontrolling interests	8	9

Net income (loss) attributable to Schlumberger (1)	$(7,376)	$421

Diluted earnings (loss) per share of Schlumberger (1)	$(5.32)	$0.30

Average shares outstanding	1,387	1,385
Average shares outstanding assuming dilution	1,387	1,397

Depreciation & amortization included in expenses (2)	$792	$903

(1)	See section entitled “Charges & Credits” for details.
(2)	Includes depreciation of property, plant and equipment and amortization of intangible assets, multiclient seismic data costs, and APS investments.

Condensed Consolidated Balance Sheet

	(Stated in millions)

Assets	Mar. 31, 2020	Dec. 31, 2019
Current Assets
Cash and short-term investments	$3,344	$2,167
Receivables	7,486	7,747
Other current assets	5,436	5,616

	16,266	15,530
Fixed assets	8,550	9,270
Multiclient seismic data	556	568
Goodwill	12,924	16,042
Intangible assets	3,673	7,089
Deferred taxes	155	—
Other assets	6,470	7,813

	$48,594	$56,312

Liabilities and Equity
Current Liabilities
Ac counts payable and accrued liabilities	$10,168	$10,663
Estimated liability for taxes on income	1,157	1,209
Short-term borrowings and current portion of long-term debt	1,233	524
Dividends payable	704	702

	13,262	13,098
Long-term debt	15,409	14,770
Deferred taxes	—	491
Postretirement benefits	936	967
Other liabilities	3,004	2,810

	32,611	32,136
Equity	15,983	24,176

	$48,594	$56,312

Liquidity

	(Stated in millions)

Components of Liquidity	Mar. 31, 2020	Dec. 31, 2019	Mar. 31, 2019
Cash and short-term investments	$3,344	$2,167	$2,155
Short-term borrowings and current portion of long-term debt	(1,233)	(524)	(99)
Long-term debt	(15,409)	(14,770)	(16,449)

Net Debt (1)	$(13,298)	$(13,127)	$(14,393)

Details of changes in liquidity follow:

Periods Ended March 31,	Three Months 2020	Three Months 2019
Net income (loss) before noncontrolling interests	$(7,368)	$430
Impairment and other charges, net of tax	7,727	—

	$359	$430
Depreciation and amortization (2)	792	903
Stock-based compensation expense	108	108
Change in working capital	(482)	(1,048)
Other	7	(67)

Cash flow from operations (3)	$784	$326

Capital expenditures	(407)	(413)
APS investments	(163)	(151)
Multiclient seismic data capitalized	(35)	(45)

Free cash flow (4)	179	(283)

Dividends paid	(692)	(692)
Stock repurchase program	(26)	(98)
Proceeds from employee stock plans	74	106
Net proceeds from asset divestitures	298	—
Other	(4)	(152)

Increase in Net Debt	(171)	(1,119)
Net Debt, beginning of period	(13,127)	(13,274)

Net Debt, end of period	$(13,298)	$(14,393)

(1)

“Net Debt” represents gross debt less cash, short-term investments and fixed income investments, held to maturity. Management believes that Net Debt provides useful information regarding the level of Schlumberger’s indebtedness by reflecting cash and investments that could be used to repay debt. Net Debt is a non-GAAP financial measure that should be considered in addition to, not as a substitute for or superior to, total debt.

(2)	Includes depreciation of property, plant and equipment, amortization of intangible assets, multiclient seismic data costs, and APS investments.
(3)	Includes severance payments of $56 million and $48 million during the three months ended March 31, 2020 and 2019, respectively.
(4)

“Free cash flow” represents cash flow from operations less capital expenditures, APS investments, and multiclient seismic data costs capitalized. Management believes that free cash flow is an important liquidity measure for the company and that it is useful to investors and management as a measure of Schlumberger’s ability to generate cash. Once business needs and obligations are met, this cash can be used to reinvest in the company for future growth or to return to shareholders through dividend payments or share repurchases. Free cash flow does not represent the residual cash flow available for discretionary expenditures. Free cash flow is a non-GAAP financial measure that should be considered in addition to, not as substitute for or superior to, cash flow from operations.

Charges & Credits

In addition to financial results determined in accordance with US generally accepted accounting principles (GAAP), this first-quarter 2020 earnings release also includes non-GAAP financial measures (as defined under the SEC’s Regulation G). In addition to the non-GAAP financial measures discussed under “Liquidity”, net income (loss), excluding charges & credits, as well as measures derived from it (including diluted EPS, excluding charges & credits; Schlumberger net income (loss), excluding charges & credits; and effective tax rate, excluding charges & credits) are non-GAAP financial measures. Management believes that the exclusion of charges & credits from these financial measures enables it to evaluate more effectively Schlumberger’s operations period over period and to identify operating trends that could otherwise be masked by the excluded items. These measures are also used by management as performance measures in determining certain incentive compensation. The foregoing non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP. The following is a reconciliation of these non-GAAP measures to the comparable GAAP measures.

	(Stated in millions, except per share amounts)

	First Quarter 2020
			Noncont.		Diluted
	Pretax	Tax	Interests	Net	EPS
Schlumberger net loss (GAAP basis)	$(8,089)	$(721)	$8	$(7,376)	$(5.32)
Goodwill	3,070	—	—	3,070	2.21
Intangible assets	3,321	815	—	2,506	1.81
APS investments	1,264	(4)	—	1,268	0.91
North America pressure pumping	587	133	—	454	0.33
Severance	202	7	—	195	0.14
Other	79	9	—	70	0.05
Valuation allowance	—	(164)	—	164	0.12

Schlumberger net income, excluding charges & credits	$434	$75	$8	$351	$0.25

	Fourth Quarter 2019
			Noncont.		Diluted
	Pretax	Tax	Interests	Net	EPS*
Schlumberger net income (GAAP basis)	$452	$109	$10	$333	$0.24
North America restructuring	225	51	—	174	0.12
Other restructuring	104	(33)	—	137	0.10
Workforce reductions	68	8	—	60	0.04
Pension settlement	37	8	—	29	0.02
Repurchase of Notes	22	5	—	17	0.01
Gain on formation of Sensia	(247)	(42)	—	(205)	(0.15)

Schlmberger net income, excluding charges & credits	$661	$106	$10	$545	$0.39

There were no charges or credits during the first quarter of 2019.

*	Does not add due to rounding.

Segments

	(Stated in millions)

	Three Months Ended
	Mar. 31, 2020		Dec . 31, 2019		Mar. 31, 2019
	Revenue	Income (Loss) Before Taxes	Revenue	Income Before Taxes	Revenue	Income Before Taxes
Reservoir Characterization	$1,311	$184	$1,643	$368	$1,459	$281
Drilling	2,291	285	2,442	303	2,387	307
Production	2,703	212	2,867	253	2,890	217
Cameron	1,254	121	1,387	126	1,259	148
Eliminations & other	(104)	(26)	(111)	(44)	(116)	(45)

Pretax segment operating income		776		1,006		908
Corporate & other		(228)		(215)		(273)
Interest income(1)		15		8		10
Interest expense(1)		(129)		(138)		(136)
Charges & credits(2)		(8,523)		(209)		—

	$7,455	$(8,089)	$8,228	$452	$7,879	$509

(1)	Excludes interest included in the segment results.
(2)	See section entitled “Charges & Credits” for details.

Prior period amounts have been reclassified to the current period presentation.

Supplemental Information

1)	What is the capital investment guidance for the full year 2020?

Capital investment (comprised of capex, multiclient, and APS investments) for the full year 2020 is expected to be approximately $1.8 billion, which is more than 30% lower than 2019. Capex is expected to reduce to approximately $1.2 billion in 2020 as compared to $1.7 billion in 2019. APS investments will not exceed $500 million in 2020 as compared to $781 million in 2019.

2)	What were the cash flow from operations and free cash flow for the first quarter of 2020?

Cash flow from operations for the first quarter of 2020 was $784 million. Free cash flow for the first quarter of 2020 was $179 million, including $56 million of severance payments.

3)	What was included in “Interest and other income” for the first quarter of 2020?

“Interest and other income” for the first quarter of 2020 was $39 million. This amount consisted of earnings of equity method investments of $24 million and interest income of $15 million.

4)	How did interest income and interest expense change during the first quarter of 2020?

Interest income of $15 million for the first quarter of 2020 increased $4 million sequentially. Interest expense of $136 million decreased $10 million sequentially.

5)	What is the difference between Schlumberger’s consolidated income (loss) before taxes and pretax segment operating income?

The difference principally consists of corporate items, charges and credits, and interest income and interest expense not allocated to the segments as well as stock-based compensation expense, amortization expense associated with certain intangible assets, certain centrally managed initiatives, and other nonoperating items.

6)	What was the effective tax rate (ETR) for the first quarter of 2020 and what is the guidance on the ETR going forward?

The ETR for the first quarter of 2020, calculated in accordance with GAAP, was 8.9% as compared to 24.0% for the fourth quarter of 2019. Excluding charges and credits, the ETR for the first quarter of 2020 was 17.2% as compared to 16.0% for the fourth quarter of 2019.

Going forward, it is very challenging to provide guidance regarding our effective tax rate. This is because relatively small changes in our geographic mix of earnings will have a disproportionate impact on the effective tax rate as our pretax income decreases. As a result, our second quarter 2020 effective tax rate will likely increase around 5 to 10 percentage points as compared to the first quarter. However, each percentage point change will have a significantly smaller impact on our tax expense line and, consequently net income, as compared to our recent past.

7)	How many shares of common stock were outstanding as of March 31, 2020 and how did this change from the end of the previous quarter?

There were 1.388 billion shares of common stock outstanding as of March 31, 2020. The following table shows the change in the number of shares outstanding from December 31, 2019 to March 31, 2020.

(Stated in millions)
Shares outstanding at Dec ember 31, 2019	1,385
Shares issued under employee stock purchase plan	2
Vesting of restricted stock	2
Stock repurchase program	(1)

Shares outstanding at March 31, 2020	1,388

8)

What was the weighted average number of shares outstanding during the first quarter of 2020 and fourth quarter of 2019? How does this reconcile to the average number of shares outstanding, assuming dilution, used in the calculation of diluted earnings per share, excluding charges and credits?

The weighted average number of shares outstanding was 1.387 billion during the first quarter of 2020 and 1.384 billion during the fourth quarter of 2019.

The following is a reconciliation of the weighted average shares outstanding to the average number of shares outstanding, assuming dilution, used in the calculation of diluted earnings per share, excluding charges and credits.

		(Stated in millions)
	First Quarter	Fourth Quarter
	2020	2019
Weighted average shares outstanding	1,387	1,384
Assumed exercise of stock options	—	—
Unvested restricted stock	16	12

Average shares outstanding, assuming dilution	1,403	1,396

9)	What was the unamortized balance of Schlumberger’s investment in APS projects at March 31, 2020?

The unamortized balance of Schlumberger’s investments in APS projects was approximately $2.5 billion at March 31, 2020 and $3.7 billion at December 31, 2019. These amounts are included within Other Assets in Schlumberger’s Condensed Consolidated Balance Sheet.

10)	What are the components of depreciation and amortization expense for the first quarter of 2020 and the fourth quarter of 2019?

The components of depreciation and amortization expense for the first quarter of 2020 and fourth quarter of 2019 were as follows:

		(Stated in millions)
	First Quarter 2020	Fourth Quarter 2019
Depreciation of fixed assets	$449	$451
Amortization of intangible assets	133	138
Amortization of multiclient seismic data costs capitalized	47	75
Amortization of APS investments	163	184

	$792	$848

11)	What was the amount of WesternGeco multiclient sales in the first quarter of 2020?

Multiclient sales, including transfer fees, were $88 million in the first quarter of 2020 and $175 million in the fourth quarter of 2019.

12)	What was the WesternGeco backlog at the end of the first quarter of 2020?

The WesternGeco backlog, which is based on signed contracts with customers, was $282 million at the end of the first quarter of 2020. It was $324 million at the end of the fourth quarter of 2019.

13)	What was the book-to-bill ratio for Cameron’s long-cycle businesses? What were the orders and backlog for Cameron’s OneSubsea and Drilling Systems businesses?

The book-to-bill ratio for the Cameron long-cycle businesses was 1.2. The OneSubsea and Drilling Systems orders and backlog were as follows:

		(Stated in millions)
	First Quarter	Fourth Quarter
Orders	2020	2019
OneSubsea	$371	$785
Drilling Systems	$317	$170

Backlog (at the end of period)
OneSubsea	$2,241	$2,222
Drilling Systems	$526	$433

14)	What are the components of the $8.5 billion of charges recorded during the first quarter of 2020?

The components of the $8.5 billion net pretax charge are as follows (in millions):

Goodwill(a)	$3,070
Intangible assets(b)	3,321
APS investments(c)	1,264
North America pressure pumping(d)	587
Severance(e)	202
Other(f)	79

$8,523

(a)

As a result of market valuations, Schlumberger determined that the carrying value of certain of its reporting units were in excess of their fair values resulting in a $3.1 billion goodwill impairment charge. This charge primarily relates to goodwill associated with Schlumberger’s Drilling and Production segments.

(b)	$2.2 billion relates to Schlumberger’s 2016 acquisition of Cameron International Corporation and $1.1 billion relates to Schlumberger’s 2010 acquisition of Smith International, Inc.
(c)	Relates to the carrying value of certain APS projects in North America.
(d)	Consists of fixed assets associated with the pressure pumping business in North America.
(e)

The vast majority of this severance is expected to be paid during the second quarter of 2020. Additionally, Schlumberger expects to record significant charges relating to severance during the second quarter of 2020.

However, at this time the amount cannot be reasonably estimated.

(f)	Primarily relates to an equity method investment that was determined to be other-than-temporarily impaired.

About Schlumberger

Schlumberger is the world’s leading provider of technology for reservoir characterization, drilling, production, and processing to the oil and gas industry. With product sales and services in more than 120 countries and employing approximately 103,000 people who represent over 170 nationalities, Schlumberger supplies the industry’s most comprehensive range of products and services, from exploration through production, and integrated pore-to-pipeline solutions that optimize hydrocarbon recovery to deliver reservoir performance sustainably.

Schlumberger Limited has executive offices in Paris, Houston, London, and The Hague, and reported revenues of $32.92 billion in 2019. For more information, visit www.slb.com.

*	Mark of Schlumberger or Schlumberger companies.

Notes

Schlumberger will hold a conference call to discuss the earnings press release and business outlook on Friday, April 17, 2020. The call is scheduled to begin at 8:30 a.m. US Eastern Time. To access the call, which is open to the public, please contact the conference call operator at +1 (844) 721-7241 within North America, or +1 (409) 207-6955 outside North America, approximately 10 minutes prior to the call’s scheduled start time, and provide the access code 4013483. At the conclusion of the conference call, an audio replay will be available until May 17, 2020 by dialing +1 (866) 207-1041 within North America, or +1 (402) 970-0847 outside North America, and providing the access code 8905486. The conference call will be webcast simultaneously at www.slb.com/irwebcast on a listen-only basis. A replay of the webcast will also be available at the same web site until May 17, 2020.

For more information, contact

Simon Farrant – Vice President of Investor Relations, Schlumberger Limited

Joy V. Domingo – Director of Investor Relations, Schlumberger Limited

Office +1 (713) 375-3535

investor-relations@slb.com

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This first-quarter 2020 earnings release, as well as other statements we make, contain “forward-looking statements” within the meaning of the federal securities laws, which include any statements that are not historical facts, such as our forecasts or expectations regarding business outlook; growth for Schlumberger as a whole and for each of its segments (and for specified products or geographic areas within each segment); oil and natural gas demand and production growth; oil and natural gas prices; improvements in operating procedures and technology, including our transformation program; capital expenditures by Schlumberger and the oil and gas industry; the business strategies of Schlumberger and Schlumberger’s customers; our effective tax rate; Schlumberger’s APS projects, joint ventures and alliances; Schlumberger’s greenhouse gas emissions targets and progress against those targets; future global economic and geopolitical conditions; and future results of operations. These statements are subject to risks and uncertainties, including, but not limited to, changing global economic conditions; public health crises, such as the COVID-19 pandemic, and any related actions taken by businesses and governments; changes in exploration and production spending by Schlumberger’s customers and changes in the level of oil and natural gas exploration and development; the results of operations and financial condition of Schlumberger’s customers and suppliers, particularly during extended periods of low prices for crude oil and natural gas; general economic, political and business conditions in key regions of the world; foreign currency risk; pricing pressure; weather and seasonal factors; operational modifications, delays or cancellations; production declines; changes in government regulations and regulatory requirements, including those related to offshore oil and gas exploration, radioactive sources, explosives, chemicals, hydraulic fracturing services and climate-related initiatives; the inability of technology to meet new challenges in exploration; the competitiveness of alternate-energy sources or product substitutes; and other risks and uncertainties detailed in this first-quarter 2019 earnings release and our most recent Forms 10-K, 10-Q, and 8-K filed with or furnished to the Securities and Exchange Commission. If one or more of these or other risks or uncertainties materialize (or the consequences of any such development changes), or should our underlying assumptions prove incorrect, actual outcomes may vary materially from those reflected in our forward-looking statements. Statements in this first-quarter 2020 earnings release are made as of April 17, 2020, and Schlumberger disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

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